Exhibit 99.2

Wabash Announces Proposed Offering of $100 Million Convertible Senior Notes

LAFAYETTE, IN, July 14, 2026 –

Wabash (NYSE: WNC), a leader in end-to-end supply chain solutions for the transportation, logistics and infrastructure markets, announced today that it has commenced a private offering (the “Offering”) of $100 million aggregate principal amount of convertible senior unsecured notes due 2032 (the “notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Offering, Wabash expects to grant the initial purchasers of the notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $15 million aggregate principal amount of the notes. The Offering of the notes is subject to market and other conditions and there can be no assurance as to whether or when the Offering may be completed, or as to the actual size or terms of the Offering.

The notes and the note guarantees will be senior, unsecured obligations of Wabash and the guarantors, respectively. The notes will accrue interest payable semi-annually in arrears and will mature on August 1, 2032, unless earlier converted, redeemed or repurchased. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Wabash will settle conversions by paying or delivering, as applicable, cash, shares of its common stock, par value $0.01 per share (“common stock”), or a combination of cash and shares of its common stock, at Wabash’s election.

The notes will be redeemable, in whole, but not in part, for cash at Wabash’s option at any time, and from time to time, on or after August 6, 2029 and on or before the 51st scheduled trading day immediately preceding the maturity date, if the last reported sale price per share of Wabash’s common stock equals or exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, the notes will be redeemable at any time if the aggregate principal amount of the notes that remains outstanding is less than 15% of the aggregate principal amount of the notes initially issued in the Offering and certain other conditions are satisfied. The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the Offering.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the Offering.

Wabash intends to use the net proceeds from the Offering for general corporate purposes, including repaying amounts outstanding under its existing credit agreement.

The notes and the note guarantees will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes, the note guarantees and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes, the note guarantees and any such shares cannot be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, the note guarantees or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About

Wabash (NYSE: WNC) combines physical and digital technologies to deliver innovative, end-to-end solutions that optimize supply chains across transportation, logistics and infrastructure markets. Headquartered in Lafayette, Indiana, Wabash designs, manufactures, and services an extensive range of products supporting first-to-final mile operations, including dry and refrigerated trailers and truck bodies, platform trailers, tank trailers, structural composites and more. In addition, through the Wabash Marketplace and Wabash Parts, customers gain access to a nationwide parts and service network, Trailers as a Service (TaaS)SM, and advanced tools designed to streamline operations and drive growth. By enabling businesses to thrive today and prepare for tomorrow, Wabash is Changing How the World Reaches You®.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Forward-looking statements convey Wabash’s current expectations or forecasts of future events. These “forward-looking statements” include, but are not limited to, statements regarding the completion of the Offering, the proposed terms of the Offering and the expected amount and intended use of the proceeds. Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. Without limitation, these risks and uncertainties include the risks related to failure to satisfy the conditions to closing of the Offering; the highly cyclical nature of our business; uncertain economic conditions including the possibility that customer demand may not meet our expectations; our ability to generate sufficient cash to service all of our indebtedness; our indebtedness, financial condition and fulfillment of obligations thereunder; price and trading volume volatility of our common stock; our backlog may not reflect future sales of our products, increased competition; reliance on certain customers and corporate partnerships; risks of customer pick-up delays; shortages and costs of raw materials including the impact of tariffs or other international trade developments; risks in implementing and sustaining improvements in Wabash’s manufacturing operations and cost containment; dependence on industry trends and timing; supplier constraints; labor costs and availability; customer acceptance of and reactions to pricing changes; costs of indebtedness; and our ability to execute on our long-term strategic plan. Each forward-looking statement contained in this press release reflects our management’s view only as of the date on which that forward-looking statement was made. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. Currently known risks and uncertainties that could cause actual results to differ materially from our expectations are described in our filings with the Securities and Exchange Commission, including, current reports on Form 8-K and periodic reports on Forms 10-K and 10-Q. We urge you to carefully review those disclosures for a more complete discussion of the risks of an investment in our securities.

Investor Relations:

John Cummings

Sr. Director, FP&A & IR

(765) 262-2898

john.cummings@onewabash.com